Exhibit 10.1

POWER SMOOTHIE CAFÉ FRANCHISING, INC.

MASTER FRANCHISE AGREEMENT

Power Smoothie Café Franchising, Inc.

TABLE OF CONTENTS

SECTION	PAGE
1	GRANT	3
2	TERM, RENEWAL AND DEVELOPMENT OF THE TERRITORY	4
3	FEES	6
4	DUTIES OF POWER SMOOTHIE	7
5	DUTIES OF MASTER FRANCHISEE	9
6	CONSTRUCTION OF LEASEHOLD IMPROVEMENTS	14
7	PROPRIETARY MARKS	15
8	CONFIDENTIAL MANUALS AND INFORMATION	16
9	ADVERTISING	17
10	INSURANCE	18
11	ACCOUNTING AND RECORDS	19
12	TRANSFER OF INTEREST	21
13	DEFAULT AND TERMINATION	23
14	OBLIGATIONS UPON TERMINATION OR EXPIRATION	26
15	COVENANTS	27
16	MASTER FRANCHISEE AS A CORPORATION	29
17	TAXES, PERMITS AND INDEBTEDNESS	29
18	INDEPENDENT CONTRACTOR; INDEMNIFICATION; THIRD PARTY RIGHTS	30
19	MISCELLANEOUS	31
20	APPLICABLE LAW; DISPUTE RESOLUTION	34
21	EFFECTIVE DATE; GOVERNMENTAL APPROVALS	35

EXHIBIT A	TERRITORY	37
EXHIBIT B	MINIMUM DEVELOPMENT OBLIGATIONS	38
EXHIBIT C	EXISTING FRANCHISE AGREEMENTS	39

Power Smoothie Café Franchising, Inc.

MASTER FRANCHISE AGREEMENT AND GUARANTY

THIS MASTER FRANCHISE AGREEMENT AND GUARANTY (the “Agreement”) is made and entered into this ____________ day of February, 2006, by and between Power Smoothie Café Franchising, Inc.; a Florida Corporation (“Power Smoothie’), and RJC Enterprises, Inc.; (“guarantors”). RJC Enterprises are referred to as “Master Franchisee.”

WHEREAS, Power Smoothie is the owner and operator of certain proprietary and other property rights and interests in and to:

(i)

the “Power Smoothie Café™” name and logo and such other related trademarks, trade names, service marks, logotypes, insignias, trade dress and designs as Power Smoothie may use from time to time (the “Trademarks”) in connection with the development, operation and maintenance of restaurants featuring smoothies, wraps, and such other menu items as Power Smoothie may use and authorize from time to time (the “Franchised Restaurants”), and

(ii)

Power Smoothie’s processes, trade secrets and procedures for the operation of such restaurants, including advertising, sales techniques, materials, signs, exterior decoration and décor, personnel management and control systems, bookkeeping and accounting methods, and in general, a style, system and method of business operation developed through and by reason of its prior business experience (the “System”);

WHEREAS, Power Smoothie desires to expand and develop the Franchised Restaurants, and seeks a master franchisee who will open and operate, or procure and assist subfranchisees (“Subfranchisee”) to open and operate, numerous restaurants conducting business under the Trademarks and System within the Development Area, as defined herein; and

WHEREAS, Master Franchisee desires to build and operate Franchised Restaurants, and procure, qualify, train and assist Subfranchisees to build and operate Franchised Restaurants, and Power Smoothie desires to grant to Master Franchisee the right to build and operate, and procure, qualify, train and assist the Subfranchisee to build and operate, Franchised Restaurants in accordance with the terms and upon the conditions contained in this Agreement.

NOW, THEREFORE, the parties, in consideration of the promises, undertakings and commitments of each party to the other set forth herein, and intending to be legally bound, hereby mutually agree as follows:

1.	GRANT

1.1       Power Smoothie grants to Master Franchisee the non-exclusive right in the Territory (as defined in Exhibit A), and Master Franchisee accepts the obligations, pursuant to the terms and conditions of this Agreement in complete compliance with applicable laws, rules and regulations, and in accordance with the development schedule described in Section 2.3 hereof:

Power Smoothie Café Franchising, Inc.

(a)	The right and license to use the Trademarks in connection with the Franchised Restaurants to be conducted by Master Franchisee pursuant to the provisions of this Agreement: and
(b)

To license Subfranchisees to establish and operate Franchised Restaurants pursuant to a separate Franchise Agreement for each such Franchised Restaurant unit as described in Section 2 hereof (Master Franchised Restaurants and Franchised Restaurants shall be referred to collectively in this Agreement as “Subfranchises” or “Franchised Restaurants”); and

1.2       Master Franchisee expressly acknowledges and agrees to open and operate a minimum number of Franchised Restaurants each year in the Territory either by itself or through Subfranchisees as set forth on Exhibit B hereto in accordance with Power Smoothie’s then-current franchise agreement. Master Franchisee expressly acknowledges Master Franchisee agrees that it shall not open or approve for opening any Franchised Restaurant without first receiving Power Smoothie’s written consent to the identity of the Subfranchisee and Franchised Restaurant location.

1.3       Master Franchisee expressly acknowledges and agrees that the rights granted hereunder are non-exclusive. Power Smoothie shall retain the right among others, for itself or through any affiliate, and in any manner and on any terms and conditions Power Smoothie deems advisable, and without granting Master Franchisee any rights therein:

(a)

To own acquire, establish, operate, and/or license others to establish and operate businesses using the Trademarks, or other Trademarks, and System within or outside the Territory (which business may solicit customers inside the Territory) except that the Parties agree that Master Franchisee shall receive one-third (1/3) of all fees (including royalties, franchise fees, or master franchise fees) collected by Power Smoothie from any third-party business opened pursuant to this paragraph within the Territory;

(b)	To own, acquire, establish, operate, and/or license others to establish and operate, businesses under other Trademarks, or other systems; and
(c)

To sell or distribute, at retail or wholesale directly or indirectly, or license others to sell or distribute, any products which bear any Trademarks, including the Trademarks, within or outside the Territory.

(d)	All Master Franchise and Area Development sales must be agreed in writing by both parties.
2.	TERM, RENEWAL AND DEVELOPMENT OF THE TERRITORY

2.1       Except as otherwise provided herein, the term of this Agreement shall commence on the Effective Date and shall expire ten (10) years from the date of its execution.

2.2       Power Smoothie may, in its sole discretion, renew this Master Franchise Agreement for additional terms of five (5) years each, subject to the following preconditions:

Power Smoothie Café Franchising, Inc.

(a)	Master Franchisee shall give Power Smoothie written notice of Master Franchisee’s desire to renew no fewer than twelve (12) months prior to the end of the then-current term;
(b)

Master Franchisee shall not be in default of any provision of this Agreement or any other Agreement between Master Franchisee and Power Smoothie or Power Smoothie’s affiliates and Master Franchisee shall have complied with all such Agreements throughout the term of this Agreement, including all development requirements herein;

(c)	Master Franchisee shall have paid a renewal fee in an amount agreed upon by the Parties in writing at least six (6) months before renewing.
(d)	Master Franchisee shall sign Power Smoothie’s then current master franchisee agreement if requested by Power Smoothie;
(e)

Master Franchisee shall sign a general release, in the form required by Power Smoothie, releasing Power Smoothie, its affiliates, and their respective shareholders, directors, employees, and agents in their corporate and individual capacities, of all claims, liabilities and obligations which Master Franchisee may have against Power Smoothie.

2.3       Master Franchisee undertakes that there shall be open and in operation no fewer than the minimum cumulative number of Subfranchises described in the “Minimum Cumulative Number of Subfranchises Open and in Operation” in the Development Schedule attached as Exhibit B hereto; provided however that Master Franchisee shall have at least one (1) Master Franchisee-owned business in operation for at least three (3) months prior to entering into a Franchise Agreement with any Subfranchisee, unless otherwise approved by Power Smoothie. The first Subfranchise opened for business in the Territory in accordance with the foregoing will hereinafter be referred to as the “Pilot Business.”

2.4       Each Subfranchise, including any Subfranchise established and operated by the Master Franchisee in accordance with the provisions of Section 1.2 hereof, shall be established and operated pursuant to a unit franchise agreement (“Franchise Agreement”) prepared and/or approved by Power Smoothie.

2.5       Master Franchisee shall provide Power Smoothie with a copy of each executed Franchise Agreement for a Subfranchise in the Territory within fourteen (14) days after execution. Each Franchise Agreement shall state that any and all rights of the Franchise Agreement shall be assigned to Power Smoothie upon the termination of this Agreement for any reason.

2.6       Master Franchisee shall provide Power Smoothie with the date of opening of each Subfranchise at least thirty (30) days prior to opening.

2.7       Master Franchisee’s failure to adhere to the Development Schedule is a default of this Agreement.

2.8       The Territory herein, and Master Franchisee’s rights thereto, shall not exclude Power Smoothie’s right to open no more than twenty (20) corporate owned Power Smoothie Café restaurants in the Territory during the Term hereof.

Power Smoothie Café Franchising, Inc.

3.	FEES

3.1       Master Franchisee shall pay to Power Smoothie an initial Master Franchise fee of One Hundred Twenty-Five Thousand Dollars ($125,000.00) payable upon execution of this Agreement (the “Fee”). Master Franchisee acknowledges and agrees that the Fee is fully earned and non-refundable upon execution of this Agreement.

3.2       In addition to the Fee, Master Franchisee shall also pay to Power Smoothie by the tenth (10th) of each month during the term hereof an ongoing royalty fee in the amount of Four Percent (4%) of the Gross Revenues (as that term is defined in the Franchise Agreement) of all Franchised Restaurants operated by Master Franchisee subject to Section 13.3 hereof. Master Franchisee will submit to Power Smoothie by the fifteenth (15th) of each month on the appropriate report forms approved by Power Smoothie a correct statement signed by Master Franchisee of monthly gross sales for the preceding month from all Subfranchisees and/or Franchised Restaurants operated by Master Franchisee.

3.3       The Parties agree that all payments due Power Smoothie under this Agreement, any other agreement between the Parties, and all payments due from SubFranchisees, including the initial franchise fees, royalty payments from Master Franchisee and all Subranchisees, and all advertising contributions pursuant to Section 9, shall be made by Master Franchisee and/or all Subfranchisees directly to Power Smoothie in accordance with the relevant agreements, including this Agreement. All payments shall be made automatically and in accordance with an automatic funds transfer payment agreement. Master Franchisee and all Subfranchisees shall enter into an automatic funds transfer payment agreement with Power Smoothie.

3.4       The Parties agree that Master Franchisee shall receive thirty-three percent (33%) of all initial franchise fees, master franchise fees, and royalty fees collected by Power Smoothie from franchisees, Subfranchisees, and/or master franchisees operating Franchised Restaurants within the Territory other than those collected from Master Franchisee or upon a transfer of this Agreement as contemplated by Section 12b.2 hereof Power Smoothie shall pay all amounts due Master Franchisee in accordance with this agreement by the tenth (10th) of each month for the revenues received in the preceding month providing they are cleared and available funds.

3.5       Master Franchisee agrees to make available Master Franchisee’s original books and financial records to Power Smoothie for review and for audit at all reasonable times for Power Smoothie to ascertain the validity and correctness of Master Franchisee’s royalty reports. Any payment not actually received by Power Smoothie by the due date shall be deemed overdue. If Master Franchisee is overdue in any payment to Power Smoothie, Master Franchisee shall pay Power Smoothie, in addition to the overdue amount and interest thereon, a late charge (as a fee and not as interest) of ten percent (10%) of the overdue amount or the maximum rate permitted by law, whichever is less. Payment of late charges and interest shall be in addition to any other remedies we may have.

3.6       Master Franchisee shall, during the term hereof, cause Subfranchisees and all Franchised Restaurants operated by Master Franchisee to pay two percent (2%), except those current franchisees paying one percent (1%) of all Gross Revenues into any advertising fund at the same

Power Smoothie Café Franchising, Inc.

time and in the same manner as royalties are paid under the Franchise Agreement when such fund is established. Such fund will be managed on behalf of all Subfranchisees and Master Franchisee by Power Smoothie.

3.7       All payments by Master Franchisee to Power Smoothie shall be made without any deduction for any taxes, except that Master Franchisee shall, in a timely fashion, deduct and pay to the appropriate taxing authorities on behalf of Power Smoothie, any amount which Master Franchisee is required to withhold under any laws in the Territory on payments made by Master Franchisee to Power Smoothie. Master Franchisee shall transmit in a timely fashion to Power Smoothie, official receipts for payment of all taxes withheld. If Master Franchisee fails to withhold or pay such taxes, it shall indemnify and hold harmless Power Smoothie for the full amount of such taxes and for any loss or liability occasioned by Master Franchisee’s failure to withhold as required by law, including, but not limited to, any penalties, interest, and expenses incurred by Power Smoothie. All other taxes imposed on payments by Master Franchisee to Power Smoothie, including, but not limited to, value-added taxes, consumption taxes, and sales taxes, which may be imposed now or in the future under the laws of the Territory or any taxing authority, shall be Master Franchisee’s sole responsibility, and Master Franchisee shall transmit such taxes to the appropriate fiscal authorities. Such taxes shall not affect Master Franchisee’s obligation to make payments to Power Smoothie as required under this Agreement.

3.8       All existing franchisees in the Territory at the time of signing the Master Franchise Agreement, which are specified in Exhibit C, attached hereto and made a part hereof, are included in the Territory. Royalties paid to Master Franchisee for such existing franchisees shall be as follows: Master Franchisee shall receive Two Percent (2%) of all Gross Revenues from the pre-existing franchised restaurants in the Territory initially. Master Franchisee will forfeit all right to any royalties from the pre-existing franchised restaurants upon Master Franchisee’s breach of the Master Franchise Agreement or any default of the Master Franchise Agreement or any other agreement Master Franchisee enters with Power Smoothie or any affiliate or supplier of Power Smoothie unless any such breach is not timely cured. Once satisfactorily trained by Power Smoothie, Master Franchisee must assume Power Smoothie’s complete responsibility for the pre-existing franchised restaurants.

4.	DUTIES OF POWER SMOOTHIE

4.1       Power Smoothie shall offer an initial training program, in South, Florida to such individuals described in Section 5.2 hereof. Such training shall consist of a minimum of two (2) weeks, at Power Smoothie’s reasonable discretion, in the areas of franchise sales and marketing, site selection, store layout and design, store development, coordination of products and services, franchisee training and support, and on-going marketing, merchandising and product development. In addition, Power Smoothie shall at its own cost and expense, provide on-site training of not more than ten (10) days within the Territory at the Pilot Business or Master Franchisee’s corporate Power Smoothie Café restaurant. Such training will consist of equipment operations, marketing, store policies and daily operation.

4.2       Power Smoothie shall loan to Master Franchisee for the duration of this Agreement one copy of Power Smoothie’s Operating Manual, and such other manuals as Power Smoothie may develop and issue, all of which are collectively referred to as the “Manual.”

Power Smoothie Café Franchising, Inc.

4.3       Power Smoothie shall make available, at no charge to Master Franchisee, standard plans (in the form of “blue-line drawings”), costing and specifications provided to all franchisees for the construction of the interior design and layout of a Subfranchise.

4.4       Master Franchisee acknowledges and agrees that Power Smoothie is authorized to conduct, when and as frequently as it deems advisable, inspections of the business premises of Subfranchisees in the Territory and evaluations of Master Franchisee’s operations, in order to: (a) assist Master Franchisee and to maintain the System’s standards of quality appearance and service; (b) determine whether Master Franchisee is compliance with this Agreement and any other agreement between the parties; and (c) enforce, if it deems necessary, the terms of this or any other agreements between the parties and/or Subfranchisees.

4.5       Power Smoothie shall provide Master Franchisee with the name of the vendor of the computer system and proprietary software currently used within the Power Smoothie System.

4.6       Power Smoothie shall make available to Master Franchisee, as and when developed, all new or improved products, services, methods and procedures developed by Power Smoothie for use by its franchisees. Moreover, Master Franchisee acknowledges that the System must continue to evolve in order to reflect the changing market, to meet new changing consumer demands and in order to benefit from new knowledge and experience acquired by Power Smoothie with regard to improved techniques, products and operations of the System within the Territory within a reasonable time frame. Power Smoothie shall have the right to modify the Manual from time to time in order to reflect such modifications to the System.

4.7       Master Franchisee shall as necessary submit for review by Power Smoothie any modifications which it proposes are necessary to comply with applicable laws, ordinances, rules, regulations, administrative orders, decrees and policies of any government authority within the Territory. Power Smoothie agrees to consider and incorporate all such modifications it deems necessary to the Manual in order to reflect each such modification to the system.

4.8       In addition, Master Franchisee may, from time to time, submit for review and approval by Power Smoothie any modifications which it proposes to make to the System to the extent such modifications may be necessary to comply with current commercial usage, custom, practice and market characteristics within the Territory. Power Smoothie agrees to consider each such proposed modification within a reasonable time after there is a submission to Power Smoothie. However, Master Franchisee acknowledges the importance of maintaining, to the extent possible, the uniformity of the System. Accordingly, Power Smoothie shall have sole and absolute discretion in approving or disapproving such proposed modification. No such proposed modifications shall be effective without the prior written consent of Power Smoothie. Power Smoothie agrees to make all changes to the Manual in order to reflect modifications to the System that it has so approved. Master Franchisee further acknowledges and agrees that the System and Manual are and shall at all times remain the sole and exclusive property of Power Smoothie. Master Franchisee acknowledges and agrees that the System and the Manual, as well as any and all modifications made thereto by Master Franchisee, are and shall at all times remain the sole and exclusive property of Power Smoothie.

4.9       Power Smoothie shall make available to Master Franchisee, as and when developed, a copy of its advertising and promotional materials and art work on an “as is” basis.

Power Smoothie Café Franchising, Inc.

5.	DUTIES OF MASTER FRANCHISEE

5.1       Master Franchisee understands and acknowledges that every detail of the System and the Subfranchise is essential to Master Franchisee, Power Smoothie, Subfranchisees and other System master franchisees and their subfranchisees in order to: (i) develop and maintain quality operating standards, (ii) increase the demand for the products and services sold by all Master franchisees and franchisees operating under the System, and (iii) protect Power Smoothie’s reputation and goodwill. Master Franchisee shall maintain Power Smoothie’s high standards with respect to facilities, services, products, and operations.

5.2       Up to two individuals designated by Master Franchisee shall attend and complete to Power Smoothie’s sole satisfaction, the initial training program offered by Power Smoothie in Deerfield Beach, Florida. Power Smoothie shall provide training, instructors, and other materials without charge, and Master Franchisee shall be responsible for any and all other expenses during the initial training program.

5.3       When one (1) Subfranchisee has been established in the Territory, Master Franchisee shall, at its sole cost and expense, provide equipment and commence operation of a training program, using a person who has been trained by Power Smoothie for the purpose of providing training as required under each Franchise Agreement. From time to time Power Smoothie may conduct an audit of the Master Franchisee’s training program. If Power Smoothie, in its sole and absolute discretion, determines there are deficiencies in Master Franchisee’s training program, Master Franchisee shall take such action as is required by Power Smoothie to correct such deficiencies, including replacing the Master Franchisee’s trainer. Master Franchisee shall, upon Power Smoothie’s request, timely furnish to Power Smoothie its training records demonstrating compliance with the training requirements in this Section.

5.4       Master Franchisee shall adapt for use in the Territory materials Power Smoothie provides to Master Franchisee.

5.5       Master Franchisee shall cause each Subfranchisee to, among other things:

a.	use and occupy the premises of each Franchised Restaurant solely for the operation of the business franchised hereunder;
b.	refrain from using or permitting the use of any such premises for any other purpose or activity;
c.

be open and in normal operation for at least such minimum hours and days as Power Smoothie may specify in the Manual or otherwise in writing, and as may be required by the lease for the premises of each Subfranchise and the Subfranchise Agreement; and

d.	timely comply with all terms and conditions of this Franchise Agreement.

5.6       To insure that the highest degree of quality and service is maintained, Master Franchisee shall cause each Subfranchisee to operate their Franchised Restaurant in strict conformity with such methods, standards and specifications as may from time to time be prescribed in the Manual or otherwise in writing. Master Franchisee shall cause the Subfranchisees to refrain from:

Power Smoothie Café Franchising, Inc.

a.	deviating from such standards, specifications, and procedures without Power Smoothie’s prior written consent; and
b.	otherwise operating in any manner which reflects adversely on the Trademarks or the System.

5.7       Master Franchisee shall cause each Subfranchisee to purchase and install, at each Subfranchisee’s expense, and to maintain in sufficient supply and use at all times, only such fixtures, furnishings, equipment signs and supplies which conform to standards and specifications as set forth in the Manual or otherwise in writing; and to refrain from using non-conforming items.

5.8       Master Franchisee shall cause each Subfranchisee to sell or offer for sale only such products and services as have been expressly approved for sale in the Manual or otherwise in writing; shall require Subfranchisees to discontinue selling, any products or services which are not provided for in the Manual and shall require Subfranchisee to refrain, from offering any unapproved products or services.

5.9       Master Franchisee acknowledges and agrees that Power Smoothie may, from time to time, revise the Manual to incorporate System changes as described this Agreement. Master Franchisee shall require all Subfranchisees to implement such changes and complete their implementation within such time as Power Smoothie may specify.

5.10     Master Franchisee shall cause each Subfranchisee to purchase all products, equipment, supplies and materials used or sold from Power Smoothie, if required, and/or suppliers (including manufactures, wholesalers and distributors) who have the ability to meet Power Smoothie’s reasonable standards and specifications for such items; who possess adequate quality controls and capacity to supply Master Franchisee’s needs promptly and reliably; whose approval would enable the System, in Power Smoothie’s reasonable opinion, to take advantage of marketplace efficiencies; and who have been approved by Power Smoothie in the Manual or otherwise in writing or otherwise not thereafter disapproved.

5.11     Master Franchisee shall protect the integrity of the System and Trademarks in the Territory, including without limitation, by fulfilling all of its obligations imposed on it by this Agreement and each Franchise Agreement, by supervising the manner in which the Trademarks are used and the System is implemented and otherwise take all such steps, including, where reasonable and appropriate, the commencement and diligent prosecution of legal proceedings, as may be necessary to cause each Subfranchisee in the Territory to observe and perform in a timely fashion all of its obligations under each relevant Franchise Agreement. Power Smoothie and Master Franchisee agree to share the costs and expenses, including legal fees, incurred in any legal proceedings instituted to enforce the terms of a Franchise Agreement whether instituted by Power Smoothie, Master Franchisee, or any Subfranchisee except for any legal issues prior to this agreement. The Parties agree to share those costs with Power Smoothie paying sixty-six percent (66%) of all costs and expenses and Master Franchisee paying the remaining share. The Parties further agree that Power Smoothie may withhold any payments due Master Franchisee under this or any other agreement between the parties and retain and apply those amounts against Master Franchisee’s share of the costs and expenses until such time as Master Franchisee’s share is fully paid.

Power Smoothie Café Franchising, Inc.

5.12     Master Franchisee shall maintain a sufficient number of qualified personnel, including persons qualified and experienced to train and supervise Subfranchisees in the operation of a Franchised Restaurant, as well as office facilities, accounting services and the like, within the Territory, all of which shall be devoted to the performance of Master Franchisee’s obligations under this Agreement and to perform all of the services required to be performed by Master Franchisee pursuant to each Franchise Agreement.

5.13     Master Franchisee shall submit financial information regarding each potential Subfranchisee to Power Smoothie prior to Master Franchisee’s acceptance of such Subfranchisee and shall cause each Franchised Restaurant in the Territory to be established and operated pursuant to a Franchise Agreement previously approved by Power Smoothie, including all Franchised Restaurants operated by an affiliate of Master Franchisee. In the event that Master Franchisee wishes to grant to a Subfranchisee the right to operate more than one Franchised Restaurant, Master Franchisee shall nevertheless cause such Subfranchisee to enter into a Franchise Agreement for each such Franchised Restaurant.

5.14     Master Franchisee shall at all times comply with all applicable laws and regulations in the Territory, including those applicable to the solicitation of prospective franchisees and the offering and granting of franchises by Master Franchisee.

5.15     Power Smoothie shall have the right at all reasonable times to inspect the premises from which Master Franchisee conducts its business. Furthermore, Power Smoothie shall have the right, accompanied at all times by Master Franchisee, to inspect Franchised Restaurants and the equipment and fixtures therein and the products and services being sold and generally to investigate the manner in which Subfranchisees are conducting their business; in the event of any such inspections, Master Franchisee and its employees shall cooperate fully and use its best efforts to cause Subfranchisees and their employees to cooperate fully with Power Smoothie.

5.16     Master Franchisee shall furnish Power Smoothie with a copy of any executed lease for each Subfranchisee within ten (10) days after execution thereof.

5.17     Master Franchisee shall furnish to Power Smoothie, within three (3) days after receipt thereof, a copy of any notice alleging Master Franchisee’s or any Subfranchisee’s failure to comply with any law, ordinance, or regulation, lease or contract.

5.18     Master Franchisee and Subfranchisees shall have the right to advertise and sell all products and services at any prices Master Franchisee or the Subfranchisees may determine in the sole and absolute discretion of each such party, and shall in no way be bound by any price which may be recommended or suggested by Power Smoothie.

5.19     In dealing with prospective Subfranchisees, Master Franchisee shall:

(a)	Carefully screen and evaluate prospective Subfranchisees pursuant to the standards prescribed by Power Smoothie; and
(b)

For each Subfranchisee Master Franchisee shall, at its sole expense, fulfill all its duties, and enforce all the terms and conditions, under each Franchise Agreement, including, without limiting the foregoing, to:

Power Smoothie Café Franchising, Inc.

(i)	Provide site selection counseling and assistance, on site inspections, site evaluations, and site recommendations, without guaranteeing that any Franchised Restaurant will be profitable or successful;
(ii)	Provide initial training required, and optional training programs, seminars and workshops;
(iii)	Assist in review of contracts and leases, and furnish advice to Subfranchisee concerning lease negotiations, if applicable;
(iv)

Provide to Subfranchisees standard plans (in the form of “blue-line drawings”) and specifications for the construction of the interior design and layout of the Franchised Restaurants (adapted by Master Franchisee for use in the Territory as required in Section 6.1 hereof), advise and consult with the Subfranchisee regarding the construction and/or renovation of the Franchised Restaurants, conduct on-site inspections during construction and/or renovation, and ensure upon completion of construction and/or renovation that construction and/or renovation has been completed in accordance with the plans and specifications;

(v)	Upon completion of construction and/or renovation, inspect the Franchised Restaurants to confirm that it has been equipped in accordance with approved plans and specifications;
(vi)	Provide a Manual and all updates thereto;
(vii)	Furnish the grand opening promotional program and the initial set of business forms, shipping and product labels, and other miscellaneous supplies;
(viii)	Provide such opening assistance, and other assistance as designated by Power Smoothie;
(ix)

Visit each Franchised Restaurant in the Territory at least once each quarter during the term of the relevant Franchise Agreement and any renewals thereof, in order to provide continuing assistance as reasonably determined by Master Franchisee and/or Power Smoothie, inspect the premises of such Subfranchisee to determine whether Subfranchisee’s continued operation is in conformity with Power Smoothie’s procedures, standards and specifications, and verify compliance by Subfranchisee and Subfranchisee’s employees with all applicable laws, rules, regulations, and procedures, and prepare a report thereon in such form as Power Smoothie shall designate, which completed form shall be submitted to Power Smoothie within five (5) days after such visit;

(x)

Monitor and submit to Power Smoothie, at Power Smoothie’s request, written reports on such forms and at such times as Power Smoothie may request, and upon Power Smoothie’s request, promptly take all steps necessary to remedy any and all matters reasonably requested by Power Smoothie and/or as would a reasonable and responsible franchisor, including without limitation:

Power Smoothie Café Franchising, Inc.

A.	Any apparent deficiencies and problems concerning the uniformity and quality of service provided by the Subfranchisee;
B.	Any apparent opportunities for the Subfranchisee to improve its performance;
C.	Any apparent deviations from Power Smoothie’s operating procedures, standards, and specifications provided for in the Manual or from proper usage of the Trademarks; and
D.	Any apparent violations of applicable laws, rules or regulations.

5.17     Master Franchisee shall comply with, and conduct all franchise promotion, advertising and other activities in accordance with the Federal Trade Commission Rule on Franchising and Business Opportunity Ventures (the “FTC Rule”), all state laws relating to the offer and sale of franchises, and all other applicable laws, rules and regulations, and all of Power Smoothie’s standards, rules, policies and procedures in effect from time to time. Master Franchisee shall prepare a Uniform Franchise Offering Circular (“UFOC”) in conjunction with Power Smoothie, shall register and maintain proper registrations as a master franchisee/subfranchisor in all states and jurisdictions where such registration is or shall be required, and shall at all times comply with all of the provisions of all other applicable federal, state or local statutes, rules or ordinances, Master Franchisee shall not file or use any offering circulars, prospectuses and other disclosure documents, whether related to master franchising/subfranchising, securities offerings or other matters, without first having obtained the written consent thereto from Power Smoothie, which it may grant or withhold in its sole and absolute discretion. Such consent by Power Smoothie shall not constitute a warranty or representation by Power Smoothie that said document complies with any applicable law or that the disclosures therein made by Master Franchisee are truthful and accurate, nor shall its review or consent with respect thereto in any way waive, reduce or impair Power Smoothie’s right to be indemnified by Master Franchisee pursuant to Section 18. Master Franchisee shall consent to a background search by Power Smoothie or an agent of Power Smoothie, including a search of Master Franchisee’s litigation and bankruptcy background. Master Franchisee shall promptly, honestly and fully answer all questions requested by Power Smoothie needed for the preparation of the UFOC. In order to ensure compliance with relevant laws, and consistency, upon providing all requested information to Power Smoothie, Power Smoothie shall have its counsel prepare the UFOC and accompanying documentation.

5.18     Master Franchisee shall have minimum development obligations to develop the Territory as follows:

(a)       construct, equip, open and continue to operate, and procure, screen, qualify, train and assist Subfranchisees to construct, equip, open and operate, within the Development Area, not less than the cumulative number of Franchised Restaurants set forth in Exhibit B which is annexed hereto and by this reference made a part hereof, in the manner and within each of the time periods (the “Development Periods”) specified therein (the “Minimum Development Obligation”).

Power Smoothie Café Franchising, Inc.

(b)       Each Franchised Restaurant opened within the Development Area shall be the subject of a separate agreement. In the case of Master Franchisee Franchised Restaurants, if any, Power Smoothie and Master Franchisee shall enter into Power Smoothie’s then current form of Franchise Agreement. In the case of Franchised Restaurants operated by Subfranchisees who are procured, qualified, trained and assisted by Master Franchisee pursuant hereto, Master Franchisee and such third party Subfranchisees shall enter into a Franchise Agreement in a form approved by Power Smoothie.

(c)       Franchised Restaurants which are the subject of a Franchise Agreement executed pursuant hereto, whether by Master Franchisee or by a Subfranchisee, shall be counted in determining whether the Minimum Development Obligation shall have been met within the applicable Development Period.

Should Subfranchisor be unable to meet the Minimum Development Obligation solely as the result of force majeure, including, but not limited to, war, riot, strikes, material shortages, fires, floods, earthquakes, hurricanes, terrorism and other acts of God, or by governmental action or force of law, which results in the inability of Master Franchisee or the Subfranchisees to construct or operate Franchised Restaurant(s) in the Territory, and which neither Master Franchisee nor the Subfranchisees could by the exercise of due diligence have avoided, the Development Periods shall be extended by the amount of time during which such force majeure shall exist, provided that if any such force majeure shall continue for a period in excess of six (6) months, Power Smoothie may terminate this Agreement upon written notice to Master Franchisee.

6.	CONSTRUCTION OF LEASEHOLD IMPROVEMENTS

6.1       Master Franchisee shall employ a qualified architect or engineer to prepare final plans and specifications for building out the premises for the Franchised Restaurant based upon the plans and specifications furnished by Power Smoothie, and adapted by Master Franchisee, and approved by Power Smoothie.

6.2       Master Franchisee shall submit to Power Smoothie final plans for the Pilot Business and not proceed with any construction until Power Smoothie’s written approval has been received. The use of Power Smoothie approved construction engineers may be a condition to Power Smoothie’s approval herein.

6.3       Master Franchisee shall prepare, or shall cause its Subfranchisees to prepare, final plans and specifications based on the standard plans and specifications for building out premises for Franchised Restaurants approved by Power Smoothie and will not permit any Subfranchisee to deviate from any final plans and specifications without Master Franchisee’s prior written approval.

6.4       Master Franchisee shall not open the Pilot Business for business without the written authorization of Power Smoothie, which authorization may be conditional upon Master Franchisee’s strict compliance with the specifications of the approved final plans and this Agreement.

Power Smoothie Café Franchising, Inc.

7.	TRADEMARKS

7.1       Master Franchisee acknowledges and agrees that Power Smoothie owns all right, title, and interest to the Trademarks, and to all applications, registrations, and other filings or notices which may be made with respect thereto in any jurisdiction.

7.2       Master Franchisee shall not do or permit any act or thing to be done in derogation of any of the rights of Power Smoothie in connection with the Trademarks, either during the term of this Agreement or after, and Master Franchisee shall use the Trademarks only for the uses and in the manner licensed or franchised or both under, and as provided in, this Agreement.

7.3       During or after the term of this Agreement, Master Franchisee agrees that it shall not in any way dispute or impugn the validity of the Trademarks, or the rights of Power Smoothie to them, or the rights of Power Smoothie or other franchisees of Power Smoothie to use them.

7.4       Upon the termination of this Agreement for any reason, Master Franchisee shall forthwith deliver and surrender up to Power Smoothie each and all of the Trademarks, and any physical objects bearing or containing any of the Trademarks. Alternatively, at Power Smoothie’s election, Master Franchisee shall obliterate or destroy any Trademarks in Master Franchisee’s possession.

7.5       If Master Franchisee is a corporation, it shall not use any of the Trademarks or Power Smoothie’s trade name, or any words or symbols that are confusingly similar to them, in whole or in part, in Master Franchisee’s corporate name without Power Smoothie’s prior written consent, which consent may be withheld in Power Smoothie’s sole and absolute discretion. In particular, Master Franchisee shall not use the words “Power Smoothie Café™”, or any variant, as part of Master Franchisee’s corporate name without first obtaining Power Smoothie’s express written consent.

7.6       If Master Franchisee is required to do so by any statute or ordinance, Master Franchisee shall promptly, upon the execution of this Agreement, file with applicable government agencies or offices, a notice of Master Franchisee’s intent to conduct Master Franchisee’s business under the name “Power Smoothie Café™”. Promptly upon the termination of this Agreement for any reason whatsoever Master Franchisee shall execute and file such documents as may be necessary to revoke or terminate such assumed name registration, and if Master Franchisee fails to promptly execute and file such documents as may be necessary to effectively revoke and terminate such assumed name registration, Master Franchisee hereby irrevocably appoints Power Smoothie as Master Franchisee’s attorney-in-fact to do so for and on the behalf of Master Franchisee.

7.7       Master Franchisee acknowledges that substantial confusion will exist among the public if, after the termination of this Agreement, Master Franchisee continues to use the telephone number(s) listed in any telephone directory under the name “Power Smoothie Café™”, or some other name confusingly similar thereto. Accordingly, effective upon the expiration or termination of this Agreement for any reason whatsoever, Master Franchisee shall direct the telephone company servicing Master Franchisee to disconnect the telephone number listed under the Power Smoothie name in the then-current telephone directory, or transfer such number to Power

Power Smoothie Café Franchising, Inc.

Smoothie or to such person and location as Power Smoothie directs. If Master Franchisee fails to promptly so direct the telephone company in accordance with Power Smoothie’s instructions, Master Franchisee hereby irrevocably appoints Power Smoothie as attorney-in-fact to direct the telephone company to make such transfer. Master Franchisee understands and agrees that notwithstanding any billing arrangements with any telephone company or yellow pages directory company, Power Smoothie shall be deemed for purposes hereof to be the subscriber of such telephone numbers, with full authority to instruct the applicable telephone or yellow pages directory company as to the use and disposition of telephone listings and numbers. Master Franchisee hereby agrees to release, indemnify and hold such companies harmless from any damages or loss on account of following Power Smoothie’s instructions.

7.8       From time to time, in the Manuals, or in directives or bulletins supplemental to them, Power Smoothie may change, improve or modify the Trademarks. Master Franchisee shall accept, use, and display, as may be applicable, such modified Trademarks in accordance with the procedures, policies, rules and regulations contained in the Manuals and within the timeframe specified by Power Smoothie, as though they were specifically set forth in this Agreement.

7.9       Power Smoothie and the Master Franchisee agree that in the event that the Master Franchisee or any of its Subfranchisees shall be enjoined, restrained, or otherwise prevented from operating under the Power Smoothie name or the Trademarks or associated logos in the Territory as a result of a binding order entered by any court of competent jurisdiction, the Master Franchisee and/or its Subfranchisees will promptly remove all signs, logos, property, displays, or other indicia of the Trademarks. Master Franchisee shall hold Power Smoothie harmless from any claims by the Master Franchisee or its Subfranchisees with respect thereto.

7.10     If Master Franchisee receives notice or is informed or learns that any third party, which Master Franchisee believes to be unauthorized to use the Trademarks, is using the Trademarks or any variant of them, Master Franchisee shall promptly notify Power Smoothie of the facts relating to such alleged infringing use. Thereupon, Power Smoothie, in its sole and absolute discretion, shall determine whether it wishes to take any action against such third person on account of such alleged infringement. Master Franchisee shall have no right to make any demand against any such alleged infringer or to prosecute any claim of any kind or nature whatsoever against such alleged infringer for or on account of such infringement.

7.11     Master Franchisee has no right, title or interest in or to any of the Trademarks, except as granted to it in this Agreement or any subsequent franchise agreement between the parties. Master Franchisee acknowledges that Master Franchisee now asserts no claim and later shall assert no claim to any goodwill, reputation or ownership of the Trademarks by virtue of Master Franchisee’s licensed or franchised use or both of them, or otherwise.

8.	CONFIDENTIAL MANUALS AND INFORMATION

8.1       In order to protect the reputation and goodwill of Power Smoothie, and to maintain high standards of operation under the Trademarks and the System, Master Franchisee shall conduct its business in accordance with the Manual and all other directives of Power Smoothie. Master Franchisee acknowledges receipt of one copy of such Manual. Master Franchisee shall treat the Manual, and the information contained therein, as confidential, and shall use all reasonable

Power Smoothie Café Franchising, Inc.

efforts to maintain such information as secret and confidential. Except for providing the Manual to Subfranchisees and key employees who require access to the Manual for the purpose of discharging their responsibilities, Master Franchisee shall not at any time copy, duplicate, record or otherwise reproduce the foregoing materials, in whole or in part, nor otherwise make the same available to any unauthorized person. The Manual, including any copyright therein, shall at all times remain the sole property of Power Smoothie.

8.2       Master Franchisee shall ensure that its Manual is kept current. In the event of any dispute as to the contents of the Manual, the terms of the master copy of the Manual maintained by Power Smoothie shall control.

8.3       Except as specifically authorized herein, Master Franchisee shall not, during or after the term hereof, communicate, divulge, or use for the benefit of any other person, persons, partnership, association, company or corporation, any confidential information, knowledge, or know how concerning the methods of operation of any Franchised Restaurant which may be communicated to Master Franchisee or of which Master Franchisee may be apprised by virtue of Master Franchisee’s operation except to those employees of Master Franchisee and Subfranchisees who must have access to it in order to perform their responsibilities. Any and all information, knowledge, know-how, and techniques, which Power Smoothie designates as confidential, shall be deemed confidential for purposes hereof.

8.4       Master Franchisee acknowledges that any failure to comply with the requirements of this Section 8 will cause Power Smoothie irreparable injury for which no adequate remedy at law may be available. Master Franchisee agrees that Power Smoothie may seek, and Master Franchisee agrees to pay all court cost and reasonable attorneys’ fees incurred by Power Smoothie in obtaining, without posting a bond, an order for injunctive or other legal or equitable relief with respect to the requirements of this Section 8.

8.5       Master Franchisee shall require and obtain execution of confidentiality covenants from the Subfranchisees similar to those set forth in this Section 8, as required pursuant to Section 15 herein.

9.	ADVERTISING

Recognizing the value of advertising and promotion, and the importance of the standardization of advertising and promotional programs to the furtherance of the goodwill and public image of the System, the parties agree as follows:

9.1       Power Smoothie may create and administer a System-wide advertising fund (“National Advertising Fund”) for the Territory. Each week, Master Franchisee and each Subfranchisee shall contribute two percent (2%) of their Gross Revenues for any newly established and opened restaurant (“Advertising Contribution”) to the System-wide fund.

9.2       Master Franchisee and each Subfranchisee shall also contribute two percent (2%) of Gross Revenues to a local advertising fund for any newly established and opened restaurant (“Advertising Cooperative”) as described in Section 9.6 hereof.

9.3       Master Franchisee and Subfranchisees shall make all payments to the Advertising Fund and Advertising Cooperative in accordance with Section 3.3 hereof.

Power Smoothie Café Franchising, Inc.

9.4       All Advertising and promotion by Master Franchisee and Subfranchisees shall be conducted in a dignified manner, conform to such standards as Power Smoothie shall establish in the Manual or otherwise direct regardless of whether it is in writing. Master Franchisee shall submit to Power Smoothie samples of all advertising and promotional plans and materials considered (“Advertising Material”) for use by Master Franchisee or any Subfranchisee not previously approved by Power Smoothie at least seven (7) days before their first use. Master Franchisee agrees that Power Smoothie may approve or disapprove the Advertising Material in its sole and absolute discretion and further agrees that it shall not use any Advertising Material disapproved or otherwise prohibited from use by Power Smoothie upon receipt of written notice from Power Smoothie.

9.5       In addition to the advertising expenditure required in Section 9.1 hereof, immediately preceding and following the opening of each Franchised Restaurant in the Territory, Master Franchisee shall require each Subfranchisee to conduct an initial local advertising and promotion program. Master Franchisee shall require that each Subfranchisee spend the equivalent of at least Six Thousand Dollars ($6,000.00) for such program.

9.6       Master Franchisee and all Subfranchisees shall, at their expense, in accordance with any standards established in the Manual, and in addition to its expenditures for advertising required by Section 9.1 hereof, obtain listings in the principal telephone directory serving each area in which a Subfranchisee is located. In the event that more than one Subfranchisee is located within the geographic area served by the principal telephone directory, then, in such event, the Subfranchisee shall join with all such other Subfranchisees in a single directory listing of all such Franchised Restaurants and pay the pro-rata share of the cost of such listing.

10.	INSURANCE

10.1     Master Franchisee shall procure, prior to the opening of the Pilot Business, and shall maintain in full force and effect at all times during the term of this Agreement, at Master Franchisee’s expense, an insurance policy or policies protecting Master Franchisee, Power Smoothie and its affiliates, and their respective shareholders, officers, directors, employees, and agents against any demand or claim with respect to personal and bodily injury, death, or property damage, or any loss, liability, or expense whatsoever arising or occurring at or in connection with Master Franchisee’s business. Such policy or policies shall: (1) be written by insurer(s) acceptable to Power Smoothie; (ii) name Power Smoothie and its shareholders, officers, directors, employees, and agents, as additional insured; (iii) comply with the requirements prescribed by Power Smoothie at the time such policies are obtained; and (iv) provide at least the types and minimum amounts of coverage specified in the Manual.

10.2     All public liability and property damage policies shall contain a provision that Power Smoothie, although named as an additional insured, shall nevertheless be entitled to recover under such policies on any loss occasioned to Power Smoothie or its shareholders, officers, directors, employees, and agents by reason of Master Franchisee’s negligence.

10.3     At least ten (10) days prior to the time any insurance is first required to be carried by Master Franchisee, and thereafter at least thirty (30) days prior to the expiration of any policy, Master Franchisee shall deliver to Power Smoothie such evidence of insurance showing the

Power Smoothie Café Franchising, Inc.

proper types and minimum amounts of coverage. All such evidence shall expressly provide that no less than thirty (30) days prior written notice shall be given Power Smoothie in the event of material alteration to or cancellation or non-renewal of the coverages shown by such evidence. Such evidence of insurance shall name Power Smoothie and its affiliates, and their respective shareholders, directors, employees, and agents, as additional insured, and shall expressly provide that any interest of each shall not be affected by any breach by Master Franchisee of any policy provisions for which such evidence of insurance demonstrates coverage.

11.	ACCOUNTING AND RECORDS

11.1      Master Franchisee shall maintain during the term of this Agreement and shall preserve for at least five (5) years from the dates of their preparation full, complete, and accurate books, records, and accounts in accordance with generally accepted accounting principles and in the form and manner reasonably prescribed by Power Smoothie from time to time in the Manual or otherwise.

11.2      Master Franchisee shall submit to Power Smoothie on the date that each payment of royalty, Advertising Contribution, franchise or other fee is due under this Agreement or any other relevant agreement, a report in the form prescribed by Power Smoothie that accurately, among other things, states all sales, Gross Revenues, Advertising Contributions, and/or royalties due or earned during the period since the last report and such other data or information as Power Smoothie may reasonably require.

11.3      Each month, Master Franchisee, at Master Franchisee’s expense, shall prepare a balance sheet with year-to-date figures and a profit and loss statement in accordance with generally accepted accounting principles and as may be specified in the Manual. Master Franchisee shall provide the monthly balance sheet and statement to Power Smoothie upon Power Smoothie’s request. Within thirty (30) days from the end of each quarter, Master Franchisee shall send the year-to-date balance sheet and profit and loss statement to Power Smoothie. Master Franchisee shall authorize the preparer of its financial statements to send a copy of the financial statements as provided above to Power Smoothie at the end of each quarter.

11.4      Master Franchisee, at its sole expense, shall provide to Power Smoothie, in a form reasonably prescribed by Power Smoothie, and as specified in the Manual, within ninety (90) days after the end of each fiscal year during the term of this Agreement, a profit and loss statement and a balance sheet, prepared in accordance with generally accepted accounting principles showing the results of operations of the master franchised business during such fiscal year. Master Franchisee shall sign the statement, attesting that it is true and correct to the best of its information and belief.

11.5      Master Franchisee shall also submit to Power Smoothie for review or auditing, such other forms, reports, records, information, and data as Power Smoothie may reasonably designate, in the form and at the times and places reasonably required by Power Smoothie, upon request and as specified from time to time in the Manual or otherwise in writing. In particular, and without limiting the foregoing, Master Franchisee shall provide Power Smoothie access to any and all of the Subfranchisees’ point-of-sale systems and permit Power Smoothie to download sales data and customer information to calculate royalty and advertising fees due Power Smoothie.

Power Smoothie Café Franchising, Inc.

11.6     In the event Master Franchisee fails to submit financial reports and statements as required by this Agreement, Power Smoothie shall have the right, after providing Master Franchisee with ten (10) business day’s notice and opportunity to cure, in addition to any other rights and remedies Power Smoothie may have under this Agreement, to prepare such financial reports and statements and/or to audit Master Franchisee’s financial books and records and to charge Master Franchisee for Power Smoothie’s reasonable costs in doing so. Such charge shall be payable by Master Franchisee immediately upon notice.

11.7     Power Smoothie or Power Smoothie’s designated agents, including independent auditors if requested, shall have the right at all reasonable times to examine and copy Master Franchisee’s books, records, and tax returns, at Master Franchisee’s expense (except as otherwise provided in Section 11.6. If an inspection should reveal that any payments have been understated in any report to Power Smoothie, then upon demand, Master Franchisee shall immediately pay Power Smoothie the amount understated, in addition to interest from the date such amount was originally due until paid, at two percent (2%) per month calculated on a daily basis, or the maximum rate permitted by law, whichever is less. If an inspection discloses an overstatement, Power Smoothie shall immediately notify Master Franchisee and, within ten (10) days of notice of such overstatement, refund such amount to Master Franchisee. If an inspection discloses an understatement in any report of one percent (1%) or more, in addition to being a material breach herein, Master Franchisee shall reimburse Power Smoothie for any and all costs and expenses connected with the inspection (including, without limitation, reasonable accounting and attorneys’ fees). The foregoing remedies shall be in addition to any other remedies Power Smoothie may have at law or otherwise.

11.8     Master Franchisee shall cause each of its Subfranchisees to purchase or lease and maintain a computer which conforms to specifications provided by Power Smoothie, and use software designated by Power Smoothie, to record all sales and provide information required by Power Smoothie, including information which can be electronically polled.

11.9     Power Smoothie shall have the option to require Master Franchisee to use a specified manual and/or personal computer-based record-keeping, control, and communication system, including an electronic mail network if applicable. Power Smoothie may, from time to time, modify the accounting and record-keeping system and notify Master Franchisee in writing when the modifications are to become effective. Master Franchisee shall, at its own expense, purchase and use such bookkeeping and record-keeping forms and computer hardware and software for the accounting and record-keeping system as prescribed by Power Smoothie in the Manual or otherwise in writing.

11.10   Master Franchisee also shall provide to Power Smoothie, for review or auditing, such other information as Power Smoothie may reasonably designate, on the forms and in the manner as are reasonably designated by Power Smoothie.

11.11   Power Smoothie agrees to make available any data or passwords for Master Franchisee’s review pertaining to royalties, store revenues, store expenses, and all profit and loss statements.

Power Smoothie Café Franchising, Inc.

12.	TRANSFER OF INTEREST

12.1     Power Smoothie shall have the right to transfer or assign all or any part of its rights or obligations under this Agreement to any person or legal entity.

12.2     Master Franchisee understands and acknowledges that Power Smoothie has granted the rights hereunder in reliance on the business skill, financial capacity, and the personal character of Master Franchisee. Accordingly, neither Master Franchisee nor any immediate or remote successor to any part of Master Franchisee’s interest in this Agreement, nor any individual, partnership, corporation, or other legal entity which directly or indirectly owns any share of Master Franchisee shall, without the prior written consent of Power Smoothie, which consent may be withheld in Power Smoothie’s sole discretion, sell, assign, transfer, convey, give away, pledge, mortgage, or otherwise encumber, voluntarily or involuntarily, in whole or in part, by operation of law or otherwise, in any manner (i) any direct or indirect interest in the rights granted in this Agreement; (ii) any shares of Master Franchisee which would effect a change of control of Master Franchisee; or (iii) all or substantially all of the assets of Master Franchisee. Any purported assignment or transfer, by operation of law or otherwise, not having the written consent of Power Smoothie required by this Section 12.2, shall be null and void and shall constitute a material breach hereof, for which Power Smoothie may then terminate without an opportunity to cure pursuant to Section 13.2 hereof. Power Smoothie shall notify Master Franchisee of its decision (and in the case of a refusal the reasons therefor) within fifteen (15) days of the date of receipt of Master Franchisee’s request for consent and all documents or other information requested by Power Smoothie in its sole and absolute discretion, provided however, that Power Smoothie shall have the right to require any or all of the following as conditions of its consent:

(a)	All of the transferor’s accrued monetary obligations and all other outstanding obligations to Power Smoothie and Power Smoothie’s affiliates shall have been satisfied;
(b)

Power Smoothie and the transferor shall have executed a mutual general release, in a form prescribed by Power Smoothie, of any and all claims which each may have against the other and their affiliates, and their respective shareholders, directors, employees, and agents in their corporate and individual capacities;

(c)	The transferee shall enter into a written assignment, in a form satisfactory to Power Smoothie assuming and agreeing to fulfill all of Master Franchisee’s obligations hereunder;
(d)

The transferee (and, if the transferee is other than an individual, such owners of a beneficial interest in the transferee as Power Smoothie may request) shall demonstrate to Power Smoothie’s satisfaction that it meets Power Smoothie’s educational, managerial, and business standards; possesses a good moral character (if an individual), business reputation, and credit rating; has the aptitude and ability to operate the business licensed hereunder as may be evidenced by prior related business experience or otherwise; and has adequate financial resources and capital to fulfill its responsibilities under this Agreement after taking into account

Power Smoothie Café Franchising, Inc.

the purchase price paid by the transferee to Master Franchisee or its shareholders as the case may be;

(e)	At transferee’s expense, the transferee and its manager shall successfully complete such training as Power Smoothie may deem necessary in order to properly operate the business licensed hereunder;
(f)

The transferor shall pay Power Smoothie Twenty-Five Thousand Dollars ($25,000.00) as a transfer fee and providing such training to the transferee as Power Smoothie deems necessary; provided, however, that no transfer fee shall be required for transfers made pursuant to Section 12.4 hereof;

(g)	Master Franchisee shall not be in default of any provision of this Agreement or any other agreement between Master Franchisee and Power Smoothie or its affiliates;
(h)

The transfer of Master Franchisee’s rights and obligations under this Agreement shall be made in conjunction with a simultaneous transfer of all comparable interests held by Master Franchisee in its capacity as Master Franchisee (Subfranchisor) in all Franchise Agreements executed pursuant hereto. Master Franchisee shall not transfer any of its interest as “Master Franchisee” in any Franchise Agreement without a simultaneous transfer of all such interests in each and every Franchise Agreement and that the transferee shall expressly assume in writing for the benefit of Power Smoothie all of the obligations of Master Franchisee under this Agreement and all other agreements proposed to be assigned to such transferee; and

(i)	The transferee shall not be in default of any obligation to Power Smoothie, or any affiliate of Power Smoothie under any agreement between such assignee and Power Smoothie.

12.3     Master Franchisee shall require each shareholder holding an interest in Master Franchisee to execute a covenant agreeing not to transfer any shares of Master Franchisee except in accordance with the terms and conditions of this Agreement. Guarantors specifically acknowledge and agree that they will not transfer any shares of Master Franchisee to a third-party except in accordance with the terms of this Agreement.

12.4     The Parties further agree that they will share the proceeds from the transfer of this Agreement as follows: (a) the first twenty-five thousand dollars ($25,000.00) of the transfer price shall be paid to Power Smoothie; (b) the next one hundred twenty-five thousand dollars ($125,000.00) of the transfer price shall be paid to Master Franchisee; and (c) sixty-seven percent (67%) of all remaining proceeds shall be paid to Power Smoothie and thirty-three percent (33%) of those proceeds shall be paid to Master Franchisee.

12.5     Upon the death or mental incapacity of any person with a controlling interest in Master Franchisee, the executor or administrator of the estate of such person, or the personal representative of such person, shall transfer, within six months after such death or mental incapacity, such interest to a third party approved by Power Smoothie. Such transfers, including, without limitation, transfers by devise or inheritance, shall be subject to the same conditions for

Power Smoothie Café Franchising, Inc.

transfer as are provided in Sections 12.2. However, in the case of a transfer by devise or inheritance, if the heirs or beneficiaries are unable to meet the conditions in Section 12.2 hereof, the executor or administrator of the deceased Master Franchisee shall have a reasonable time to dispose of the deceased’s interest in the franchise, which disposition shall be subject to all the terms and conditions for transfers contained herein. If the interest is not disposed of within a reasonable time, Power Smoothie may terminate this Agreement pursuant to Section 13.2 hereof.

12.6     Power Smoothie’s consent to a transfer which is the subject of this Section 12 shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be deemed a waiver of Power Smoothie’s right to demand exact compliance with any of the terms hereof by transferee.

12.7     Any party who holds a direct, equitable, or other interest (as determined by Power Smoothie) in the Master Franchisee or in this Agreement and who desires to accept any bona fide offer from a third party (who is not already an approved shareholder, in the case of a corporate master franchisee, or approved partner in the case of a partnership master franchisee) to purchase his interest shall notify Power Smoothie in writing of each such offer and, Power Smoothie shall have the right and option, exercisable within thirty (30) days after receipt of such written notification and all information or documentation requested by Power Smoothie in its sole discretion, to send written notice to the seller that Power Smoothie intends to purchase the seller’s interest on the same terms and conditions offered by the third party. Any material change in the terms of any offer prior to closing shall constitute a new offer subject to the same right of first refusal by us as in the case of an initial offer. In the event that we elect to purchase the seller’s interest, closing on such purchase must occur by the later of: (i) the closing date specified in the third party offer; or (ii) within sixty (60) days from the date of notice to the seller of Power Smoothie’s election to purchase. Power Smoothie shall have the right to offset from the purchase price any amounts due to Power Smoothie under this Agreement or any other arrangement with you. Power Smoothie’s failure to exercise the option afforded by this Paragraph shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Paragraph 12, with respect to a proposed transfer.

In the event the consideration, terms and/or conditions offered by a third party are such that Power Smoothie may not reasonably be required to meet the same consideration, terms and/or conditions, then Power Smoothie may purchase the interest proposed to be sold for the reasonable equivalent in cash. If Power Smoothie and Master Franchisee cannot agree, within a reasonable time, on the reasonable equivalent in cash of the consideration, terms and/or conditions offered by a third party, then each of us will designate independent appraisers who will then, attempt to agree as to the value. In the event that the two appraisers cannot agree in a reasonable time then they will agree on the selection of a third independent appraiser and his determination shall be final and binding.

13.	DEFAULT AND TERMINATION

13.1     Master Franchisee shall be deemed to be in default hereunder, and all rights granted herein shall automatically terminate without notice to Master Franchisee, if Master Franchisee shall become insolvent or make a general assignment for the benefit of creditors; or, if a petition in bankruptcy is filed by Master Franchisee or such a petition is filed against and not opposed by Master Franchisee or, if Master Franchisee is adjudicated as bankrupt or insolvent; or if a bill in

Power Smoothie Café Franchising, Inc.

equity or other proceeding for the appointment of a receiver of Master Franchisee or other custodian for Master Franchisee’s business or assets is filed and consented to by Master Franchisee; or, if a receiver or other custodian (permanent or temporary) of Master Franchisee’s assets or property, or any part thereof, is appointed by any court of competent jurisdiction; or, if proceedings for a composition with creditors under any state, provincial or federal law should be instituted by or against Master Franchisee; or, if a final judgment remains unsatisfied or of record for thirty (30) days or longer; or, if Master Franchisee is dissolved; or, if execution is levied against Master Franchisee’s business or property.

13.2     Upon the occurrence of any of the following events, Master Franchisee shall be deemed to be in default and Power Smoothie may, at its option, terminate this Agreement and all rights granted hereunder without affording Master Franchisee any opportunity to cure the default, effective immediately upon the provision of notice to Master Franchisee (in the manner set forth under Section 19.2 hereof):

(a)

Failure to use best efforts to enforce the terms of any Franchise Agreement or to provide services to Subfranchisees in accordance with the Franchise Agreement and such default is not remedied within fifteen (15) days of written notice of termination from Power Smoothie stating the nature of the default and requiring it to be remedied;

(b)

If any officer, director, shareholder or member of Master Franchisee is convicted of a serious crime or any other crime or offense that Power Smoothie believes is reasonably likely to have an adverse effect on the System, the Trademarks, the goodwill associated therewith, or Power Smoothie’s interest therein and if such officer or director does not resign from office within ten (10) days of written notice from Power Smoothie requiring the resignation, stating the reasons therefor and the consequences of the failure to comply;

(c)

If Master Franchisee or any shareholder of Master Franchisee transfers to any third party, by operation of law or otherwise, in whole or in part, any rights or obligations hereunder or under any Franchise Agreement or any interest in Master Franchisee, without Power Smoothie’s prior written consent or notice or contrary to the terms of Section 12 hereof;

(d)	If Master Franchisee fails to comply with the covenants in Section 15.2 hereof or fails to deliver to Power Smoothie executed covenants required under Section 15 hereof;
(e)

If, contrary to the terms of Section 8 and 15 hereof, Master Franchisee or any of its officers, directors, or stockholders or members, as the case may be, discloses or divulges the contents of the Manual or other confidential information provided to Master Franchisee by Power Smoothie ;

(f)	If an approved transfer is not effected following the death or mental incapacity of any person as described in Section 12.4 hereof;
(g)	If Master Franchisee maintains false books or records, or submits any false reports to Power Smoothie;

Power Smoothie Café Franchising, Inc.

(h)	If Master Franchisee, after curing a default pursuant to Section 13.3 hereof, commits a similar default on three (3) subsequent occasion within one year thereafter, whether or not cured after notice;
(i)

If Master Franchisee does not pay any monies owing to Power Smoothie or Power Smoothie’s affiliates, or Master Franchisee’s suppliers, at the time that payment is required and payment in full is not made within fifteen (30) days of written notice of termination from Power Smoothie stating the nature of the default and requiring it to be remedied;

(j)

If Master Franchisee or any stockholder of Master Franchisee has made any material misrepresentations in connection with Master Franchisee’s application to Power Smoothie for the rights granted herein;

(k)	If Master Franchisee understates any payment to Power Smoothie by one percent (1%) or more, or understates any such payment in any reasonable amount, twice in any 2-year period;
(l)

If Master Franchisee fails to obtain or maintain required insurance coverage and such failure continues from five (5) days after Power Smoothie provides written notice of termination to Master Franchisee stating the nature of the default and requiring it to be remedied;

(m)	Failure of Subfranchisor to meet the Minimum Development Obligation within the Development Periods set forth herein;
(n)

If Master Franchisee defaults under any other agreement between Power Smoothie and Master Franchisee it shall be deemed a default under this Agreement. If the nature of such default under any such other agreement would have permitted Power Smoothie to terminate this Agreement if such default had occurred under this Agreement, Power Smoothie would have the right to terminate this Agreement and all of the other Agreements between Power Smoothie and Master Franchisee in the manner as provided in this Agreement for termination of this Agreement.

13.3     Any other breach of this Agreement shall be an event of default hereunder. In the case of all other defaults or breaches of this Agreement (not provided for in Section 13.1 and 13.2 hereof) Master Franchisee shall have thirty (30) days after Power Smoothie provides written notice of termination stating the nature of the default and requiring it to be remedied to provide evidence thereof to Power Smoothie. If any such default is not cured within such time, this Agreement shall terminate without further notice to Master Franchisee, effective immediately upon the expiration of such period. Master Franchisee shall be in default hereunder for any failure to comply with any of the requirements imposed by this Agreement, or to carry out the terms hereof in good faith.

(a)

Master Franchisee shall not be in default hereunder if a Subfranchisee (other than a Subfranchisee that is an Affiliate of Master Franchisee) fails to fulfill its obligations under the Franchise Agreement provided that Master Franchisee takes

Power Smoothie Café Franchising, Inc.

prompt and reasonable steps to enforce any and all rights and remedies to which Master Franchisee is entitled under the Franchise Agreement or at law; and

(b)

Master Franchisee shall not be called upon to pay to Power Smoothie that part of the royalty fees otherwise owed to Power Smoothie that is attributable to the default of a Subfranchisee who is not an Affiliate of Master Franchisee, and further provided that Master Franchisee uses all reasonable efforts to collect such royalty fees. Any uncollectible fees attributable to a default shall be disclosed in writing to Power Smoothie upon request from Power Smoothie.

14.	OBLIGATIONS UPON TERMINATION OR EXPIRATION

Upon termination or expiration of this Agreement, all rights granted hereunder to Master Franchisee shall forthwith terminate and:

14.1     Master Franchisee shall immediately cease to operate the business licensed hereunder and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a present or former Master Franchisee of Power Smoothie.

14.2     Master Franchisee shall immediately and permanently cease to use, in any manner whatsoever, any confidential methods, procedures, and techniques associated with the System, the Trademarks, and all other Trademarks and distinctive forms, slogans, signs, symbols, and devices associated with the System.

14.3     Master Franchisee shall promptly take such action as may be necessary to cancel any assumed name or equivalent registration which contains the Trademarks, and any registered user agreements requested by Power Smoothie, and Master Franchisee shall furnish Power Smoothie with evidence satisfactory to Power Smoothie of compliance with this obligation within thirty (30) days after termination or expiration hereof.

14.4     Upon termination herein, all of Master Franchisee’s right, title and interest in all Franchise Agreements, executed with Subfranchisees shall automatically and immediately be assigned to Power Smoothie without further formalities. Master Franchisee shall promptly execute any and all documents required in connection therewith as reasonably requested by Power Smoothie; however failure of Master Franchisee to so execute the necessary documentation shall not negate Power Smoothie’s full rights of assignment hereto.

14.5     Master Franchisee agrees, in the event it continues to operate or subsequently begins to operate any other business, not to use any reproduction, counterfeit, copy, or colorable imitation of the Trademarks, either in connection with such other business or the promotion thereof and further agrees not to use any designation of origin, description, representation, trademarks or trade name which suggests or represents a past or present association or connection with Power Smoothie, the System, or the Trademarks.

14.6     Master Franchisee shall promptly pay all sums owing to Power Smoothie, its affiliates, suppliers, and vendors. In the event of termination for any default of Master Franchisee, such sums shall include all damages, costs, and expenses, including reasonable attorneys’ fees, incurred by Power Smoothie as a result of the default, which obligation shall rise to and remain,

Power Smoothie Café Franchising, Inc.

until paid in full, a lien in favor of Power Smoothie against any and all of the personal property, furnishings, equipment, signs, and fixtures, owned by Master Franchisee at the time of default.

14.7     Master Franchisee shall promptly assign to Power Smoothie all unexpended monies in any Cooperative Fund established with Power Smoothie written authorization and shall provide such documents and information related thereto as Power Smoothie reasonably requests.

14.8     Master Franchisee shall pay to Power Smoothie all damages, costs, and expenses, including reasonable attorneys’ fees, incurred by Power Smoothie in either enforcing the terms of this Agreement or the post-termination covenants.

14.9     Master Franchisee shall immediately return the Manual and all other documents in its possession or under its control either directly or indirectly and notify Power Smoothie of other known whereabouts or of other Manuals or other documents which contain confidential information relating to the business licensed hereunder and operation of the Subfranchise.

14.10   All covenants, obligations, and agreements of Master Franchisee which by their terms or by reasonable implication are to be performed, in whole or in part, after the termination or expiration of this Agreement, shall survive such termination or expiration.

14.11   Master Franchisee shall comply with the covenants contained in section 15.3 hereof.

14.12   Power Smoothie shall have the unqualified right to purchase any or all equipment, fixtures, furnishings or supplies, of whatever kind (“Supplies”) owned by Master Franchisee and used in the production or servicing of the Power Smoothie Café restaurants or Subfranchisees, or any of the other approved products under any of the Trademarks, at a price determined by a qualified appraiser selected with the consent of both parties. If the parties cannot agree on a qualified appraiser, one shall be appointed by the AAA (as defined below) upon petition of either party. Said option to purchase may be exercised at any time within thirty (30) days from the date of such termination or within thirty (30) days after the date of the receipt by Power Smoothie of the appraiser’s determination, whichever shall be later. Power Smoothie’s interest in such Supplies constitutes a lien thereon, and Master Franchisee agrees not to impair or terminate such lien by any means, including the sale or transfer of any such Supplies by Master Franchisee to a third party. Upon the exercise of such option and tender of payment for any such Supplies, Master Franchisee agrees to sell and deliver the Supplies so purchased to Power Smoothie free and clear of any and all encumbrances and liens, and to execute and deliver to Power Smoothie a bill of sale therefor.

15.	COVENANTS

15.1     Master Franchisee covenants that during the term hereof, except as otherwise approved in writing by Power Smoothie, the Guarantors shall devote their full time and best efforts to the management and operation of the business licensed hereunder.

15.2     Master Franchisee acknowledges that it shall receive valuable specialized training and confidential information, including, without limitation, information regarding the operational, sales, promotional, and marketing methods and techniques of Power Smoothie and the System. Master Franchisee covenants that during the term hereof, neither Master Franchisee nor any of its officer, directors, affiliates, or shareholders with an interest of five percent (5%) or more of

Power Smoothie Café Franchising, Inc.

the securities of Master Franchisee shall, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with, any person, persons, or legal entity:

(a)

Divert or attempt to divert any business or customer of any Subfranchisee to any competitor, by inducement or otherwise, or do or perform any other act injurious or prejudicial to the goodwill associated with the Trademarks and the System; and/or

(b)

Own, maintain, advise, operate, engage in, be employed by, make loans to, have any interest in, or relationship or association with, a business which offers the same or similar products or services as those offered by Power Smoothie.

15.3     Master Franchisee covenants that for a continuous, uninterrupted two (2) year period commencing upon the date of: (i) a transfer permitted under Section 12 of this Agreement, (ii) expiration of this Agreement, (iii) termination of this Agreement (regardless of the cause for termination), or (iv) a final decision of an arbitrator or a court of competent jurisdiction (after all appeals have been taken) with respect to any of the foregoing events or with respect to enforcement of this Section 15.3, it shall not either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, or legal entity, own, engage in, be employed by, advise, assist, invest in, franchise, make loans to or have any interest in any business which offers the same or similar products or services as those offered by Power Smoothie, and which is located:

(a)	Within the Territory; or
(b)	Within Fifty (50) miles of any Franchised Restaurant operating under the System and the Trademarks.

15.4     The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision hereof. If all or any portion of a covenant in this Section 15 is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealable final decision to which Power Smoothie is a party, Master Franchisee expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section 15.

15.5     Master Franchisee expressly agrees that the existence of any claims it may have against Power Smoothie, whether or not arising hereunder, shall not constitute a defense to the enforcement by Power Smoothie of the covenants in this Agreement.

15.6     Master Franchisee acknowledges that its violation of the covenants not to compete contained in this Agreement would result in immediate and irreparable injury to Power Smoothie for which no adequate remedy at law will be available. Accordingly, Master Franchisee hereby consents to the entry of an injunction prohibiting any conduct by Master Franchisee in violation of the terms of the covenants not to compete set forth in this Agreement. Master Franchisee expressly agrees that it may be presumed conclusively that any violation of the terms of said covenants not to compete were accomplished by and through Master Franchisee’s unlawful utilization of Power Smoothie’s confidential information, know-how, methods and procedures.

Power Smoothie Café Franchising, Inc.

15.6     Master Franchisee shall obtain execution of covenants of confidentiality and non-competition similar to those set forth in Section 8.3 hereof and this Section 15 (including covenants applicable upon the termination of a person’s relationship with Master Franchisee and covenants incorporating the terms of Section 14 hereof, as modified to apply to an individual) from any or all of the following persons; (i) all employees of Master Franchisee who have received training from Power Smoothie; and (ii) all officers, directors, and holders of five percent (5%) or more of the securities of Master Franchisee who are exposed to the Manuals or other confidential information, and of any corporation directly or indirectly controlling Master Franchisee. Master Franchisee shall furnish copies of such covenants to Power Smoothie upon request. Every covenant required by this Section 15.6 shall be in a form approved by Power Smoothie, including, without limitation, granting Power Smoothie the independent right to enforce such covenants by making Power Smoothie a party to such covenants. Notwithstanding the provisions contained herein, neither Master Franchisee nor any of the parties who may have executed the covenants of confidentiality and non-competition as is required under the provisions of this Section 15.6 shall be deemed to be in default under such covenants in the event that such parties may be acting in their capacity either individually or collectively as a Subfranchisee in the operation of a Franchised Restaurant and who have executed a Franchise Agreement in accordance with the provisions hereof.

16.	MASTER FRANCHISEE AS A CORPORATION

16.1     Should Master Franchisee be a corporation it shall: (i) confine its activities, and its governing documents shall at all times provide that its activities are confined, exclusively to the business licensed hereunder; (ii) maintain stop transfer instructions on its records (unless Master Franchisee is a publicly held corporation) against the transfer of any equity securities and shall only issue securities upon the face of which a legend, in a form satisfactory to Power Smoothie, appears which references the transfer restrictions imposed by this Agreement; and (iii) maintain a current list of all owners of record and all beneficial owners of any class of voting stock of Master Franchisee and furnish the list to Power Smoothie upon request.

17.	TAXES, PERMITS AND INDEBTEDNESS

17.1     Master Franchisee shall promptly pay when due all taxes levied or assessed, including without limitation, value-added taxes, if any, unemployment and sales taxes, and all accounts and other indebtedness of every kind incurred by Master Franchisee in the conduct of its business.

17.2     In the event of any bona fide dispute as to Master Franchisee’s liability for taxes assessed or other indebtedness, Master Franchisee may contest the validity or the amount of the tax or indebtedness in accordance with the procedures of the taxing authority or applicable law; however, in no event shall Master Franchisee permit a tax or seizure by levy of execution or similar writ or warrant, or attachment by a creditor, to occur against any of the assets of Master Franchisee’s business.

17.3     Any governmental charges relating to or arising out of this Agreement, or any amendment hereto, in the form of registration fees, surtax, or any other similar governmental rates, taxes or charges shall be paid (i) by Master Franchisee when such charges are due under

Power Smoothie Café Franchising, Inc.

any local or state law in effect in the Territory, and (ii) by Power Smoothie when such charges are due under any federal, state or local law applicable specifically to Power Smoothie.

17.4     Master Franchisee shall comply with all state and local laws, rules, and regulations, and shall timely obtain any and all permits, certificates, or licenses necessary for the full and proper conduct of the business licensed hereunder, including, without limitation, licenses to do business and sales tax permits.

17.5     Master Franchisee shall notify Power Smoothie in writing within two (2) days of the commencement of any action, suit, or proceeding, or of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, which may adversely affect the operation or financial condition of Master Franchisee.

18.       INDEPENDENT CONTRACTOR; INDEMNIFICATION; THIRD PARTY RIGHTS

18.1     It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that Master Franchisee shall be an independent contractor, and that nothing in this Agreement is intended to make either party an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose whatsoever. Power Smoothie shall not direct or control Master Franchisee’s employees in the means and manner of their daily work performance. As the master franchisee, you retain sole responsibility for the employment aspects of your operation, including recruiting, hiring, scheduling, work assignment, compensation, supervision, performance evaluation, promotion, transfer and discipline. During the term of this Agreement and any extensions hereof, Master Franchisee shall hold itself out to the public as an independent contractor operating the business pursuant to a franchise from Power Smoothie. Master Franchisee agrees to take such affirmative action as may be necessary to do so, including, without limitation, exhibiting a notice of that fact in a conspicuous place in the franchised premises, and Power Smoothie reserves the right to specify the content of such notice.

18.2     Master Franchisee acknowledges and agrees that it is not authorized to make any contract, agreement, warranty, or representation on Power Smoothie’s behalf, or to incur any debt or other obligation in Power Smoothie’s name; and that Power Smoothie shall in no event assume liability for, or be deemed liable hereunder as a result of, any such action; nor shall Power Smoothie be liable by reason of any act or omission of Master Franchisee in its conduct of the franchised business licensed hereunder or for any claim or judgment arising therefrom against Master Franchisee or Power Smoothie.

18.3     TO THE FULLEST EXTENT PERMITTED BY LAW, MASTER FRANCHISEE AGREES TO EXONERATE AND INDEMNIFY AND HOLD HARMLESS POWER SMOOTHIE, ANY PARENT COMPANY, SUBSIDIARIES, DIVISIONS, AFFILIATES, SUCCESSORS, ASSIGNS AND DESIGNEES (“POWER SMOOTHIE INDEMNITEES”) AS WELL AS POWER SMOOTHIE INDEMNITEES’ DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SHAREHOLDERS, SUCCESSORS, DESIGNEES AND REPRESENTATIVES, FROM ALL CLAIMS BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATED TO THE OPERATION, CONDITION, OR ANY PART OF MASTER FRANCHISEE’S

Power Smoothie Café Franchising, Inc.

OPERATION OF THE BUSINESS LICENSED HEREUNDER, ANY MASTER FRANCHISEE OWNED BUSINESS, AND ANY FRANCHISED RESTAURANTS, WHETHER CAUSED BY MASTER FRANCHISEE, MASTER FRANCHISEE’S AGENTS OR EMPLOYEES, OR ARISING FROM THE CONDUCT OF MASTER FRANCHISEE’S BUSINESS, MASTER FRANCHISEE’S ADVERTISING, OR MASTER FRANCHISEE’S BUSINESS PRACTICES, REGARDLESS OF WHETHER THE ALLEGED INJURY OR LIABILITY IS CAUSED IN WHOLE OR IN PART BY ANY NEGLIGENT OR INTENTIONAL ACT OR OMISSION OF MASTER FRANCHISEE, ITS AGENTS OR EMPLOYEES. MASTER FRANCHISEE AGREES TO PAY FOR ALL POWER SMOOTHIE INDEMNITEES’ LOSSES, EXPENSES (INCLUDING ATTORNEYS’ FEES) OR CONCURRENT OR CONTRIBUTING LIABILITY INCURRED IN CONNECTION WITH ANY ACTION, SUIT, PROCEEDING, INQUIRY, (REGARDLESS OF WHETHER THE SAME IS REDUCED TO JUDGMENT OR DETERMINATION) OR ANY SETTLEMENT THEREOF FOR THE INDEMNIFICATION GRANTED BY MASTER FRANCHISEE HEREUNDER. POWER SMOOTHIE INDEMNITEES SHALL HAVE THE RIGHT TO SELECT AND APPOINT INDEPENDENT COUNSEL TO REPRESENT POWER SMOOTHIE IN ANY ACTION OR PROCEEDING COVERED BY THIS INDEMNITY. MASTER FRANCHISEE AGREES THAT IN ORDER TO HOLD POWER SMOOTHIE HARMLESS, MASTER FRANCHISEE WILL REIMBURSE POWER SMOOTHIE INDEMNITEES AS THE COSTS AND EXPENSES ARE INCURRED BY THE POWER SMOOTHIE INDEMNITEES.

18.4     Power Smoothie and Master Franchisee agree that Power Smoothie shall be a third party beneficiary of each Franchise Agreement and shall, following the termination or expiration of this Master Franchise Agreement have the independent right to enforce each obligation of any Subfranchisee to Master Franchisee under any Franchise Agreement as if such obligation was independently owed to Power Smoothie.

18.5     Neither party shall be liable to the other for any consequential damages, including but not limited to lost profits, increased construction or occupancy costs, or other losses, costs and expenses by reason of any legal incapacity during the Term, or other conduct not due to the gross negligence or misfeasance of such party.

19.	MISCELLANEOUS

19. 1    Power Smoothie makes no warranties or guarantees upon which Master Franchisee may rely, and assumes no liability or obligation to Master Franchisee, by providing any waiver, approval, consent, or suggestion to Master Franchisee in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor. No delay, waiver, omission or forbearance on the part of Power Smoothie to exercise any right, option, duty, or power arising out of any breach or default by Master Franchisee, or by any other franchisee, of any of the terms, provisions, or covenants thereof, shall constitute a waiver by Power Smoothie to enforce any such right, option, or power as against Master Franchisee, or as to a subsequent breach or default by Master Franchisee. Subsequent acceptance by Power Smoothie of any payments due to it hereunder shall not be deemed to be a waiver by Power Smoothie of any preceding or succeeding beach by Master Franchisee of any terms, covenants, or conditions of this Agreement.

Power Smoothie Café Franchising, Inc.

19.2     Any and all notices furnished pursuant to this Agreement shall be in writing, and shall be delivered by any means providing a receipt for delivery including, without limitation, facsimile transmission, to the post office, or other recognized overnight delivery service for transmittal to the addressee at the following addresses unless and until a different address has been designated by written notice to the other party:

If to Power Smoothie:

Power Smoothie Café™ Franchising, Inc.

1844 N. Nob Hill Road #460

Plantation, Florida 33322

With a copy to:

Dennis Leone, Esq.

215 W. Verne Street

Suite A

Tampa, Florida 33629

If to Master Franchisee:

RJC Enterprises, Inc.

1208 NW 85th Terrace

Coral Springs, Florida 33071

Any notice shall be deemed to have been given at the date and time of delivery or of attempted delivery, if refused.

19.3     This Agreement, and any attachments hereto, constitute the entire and complete agreement between Power Smoothie and Master Franchisee concerning the subject matter hereof, and supersede any and all prior agreements. Except for those permitted hereunder to be made unilaterally by Power Smoothie, no amendment, change, or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

19.4     Except as expressly provided to the contrary herein, each portion, section, part, term and/or provision hereof shall be considered severable; and if, for any reason, any portion, section, part, term, and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms, and/or provisions hereof as may remain otherwise enforceable; and the latter shall continue to be given full force and effect and bind the parties hereto; and the invalid portions, sections, parts, terms and/or provisions shall be deemed not to be a part hereof.

19.5     Master Franchisee expressly agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part hereof, that may result from striking from any of the provisions hereof any portion or portions which a court may hold to be

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unreasonable and unenforceable in a final decision to which Power Smoothie is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such court order.

19.6     Any provision or covenant of this Agreement which expressly, or by its nature, imposes obligations beyond the expiration or termination of this Agreement shall survive such expiration or termination.

19.7     Master Franchisee acknowledges that Master Franchisee has conducted an independent investigation of all aspects relating to the financial, operational and other aspects of the business of operating a Power Smoothie master franchise. Master Franchisee further acknowledges that no representations of performance (financial or otherwise) for your master franchise has been made to Master Franchisee by Power Smoothie and Master Franchisee hereby waives any claim against Power Smoothie for any business failure Master Franchisee may experience as a master franchisee under this Agreement.

19.8     BY EXECUTING THIS AGREEMENT, MASTER FRANCHISEE, INDIVIDUALLY AND ON BEHALF OF MASTER FRANCHISEE’S HEIRS, LEGAL REPRESENTATIVES, OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS, SUCCESSORS AND ASSIGNS, HEREBY FOREVER RELEASES AND DISCHARGES POWER SMOOTHIE, POWER SMOOTHIE INDEMNITEES, ALL POWER SMOOTHIE AND POWER SMOOTHIE INDEMNITEES’ OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS AND SUCCESSORS AND ASSIGNS FROM ANY AND ALL CLAIMS RELATING TO OR ARISING UNDER THE STATEMENTS, CONDUCT, CLAIMS OR ANY OTHER AGREEMENT BETWEEN THE PARTIES EXECUTED PRIOR TO THE DATE OF THIS AGREEMENT, INCLUDING ANY AND ALL CLAIMS, WHETHER PRESENTLY KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, ARISING UNDER THE FRANCHISE, SECURITIES OR ANTITRUST LAWS OF THE UNITED STATES OR OF ANY STATE OR TERRITORY THEREOF.

19.9     The covenants contained in this Agreement which, by their terms, require performance by the parties after the expiration or termination of this Agreement shall be enforceable notwithstanding said expiration or other termination of this Agreement for any reason whatsoever.

19.10   This Agreement shall be binding upon and inure to the benefit of the legal representatives, successors and assigns of Power Smoothie and Master Franchisee.

19.10   If either party consists of more than one person or entity, or a combination thereof, the obligations and liabilities of each such person or entity to the other hereunder are joint and several.

19.11   Master Franchisee acknowledges by its signature hereto, that Master Franchisee received from Power Smoothie a Federal Trade Commission or Uniform Franchise Offering Circular for the State in which the Territory will be located, or your place of residence, as appropriate, at least ten (10) business days prior to the execution of this Agreement.

Power Smoothie Café Franchising, Inc.

19.12   Master Franchisee acknowledges and agrees that they have read and understand this Agreement and they have had the opportunity to consult with legal and financial experts of their choosing before entering this Agreement.

19.13   Master Franchisee acknowledges and agrees that they have not relied upon any oral statement or agreement in making the decision to execute this Agreement.

20.       APPLICABLE LAW; DISPUTE RESOLUTION; DAMAGES; WAIVER OF JURY TRIAL

20.1     This Agreement takes effect after Power Smoothie’s acceptance and execution by Power Smoothie at its home office in the State of Florida. This Agreement shall be interpreted and construed under the laws of the State of Florida except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Paragraph 1051 et seq.)

20.2     Except as otherwise expressly provided by applicable state law or regulation, the parties agree that any action brought by either party against the other shall be brought in Broward County, in the State of Florida and the parties do hereby waive all questions or objections regarding personal jurisdiction or venue for the purpose of carrying out this provision that Florida shall be the exclusive venue.

20.3     No right or remedy conferred upon or reserved by Power Smoothie by this Agreement is intended, and it shall not be deemed to be, exclusive of any other right or remedy provided or permitted herein, by law or at equity, but each right or remedy shall be cumulative of every other right or remedy.

20.4     Nothing herein contained shall bar Power Smoothie’s right to obtain injunctive relief against threatened conduct that will cause Power Smoothie loss or damage under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

20.5     Whenever this Agreement requires Power Smoothie’s prior approval or consent, Master Franchisee shall make a written request to Power Smoothie at least ten (10) business before the act, event, or omission necessitating such approval occurs unless otherwise specifically provided for in this Agreement. Master Franchisee acknowledges and agrees that Power Smoothie may grant or withhold its consent in its sole and absolute discretion and its approval or consent shall only be valid if it is obtained in writing.

20.6     No delay, waiver, omission, or forbearance on Power Smoothie’s part to exercise any right, option, duty, or power arising out of any breach or default by Master Franchisee, or by any other master franchisee, of any of the terms, provisions, covenants, or conditions hereof, shall constitute a waiver by Power Smoothie to enforce any such right, option, duty, or power as against Master Franchisee, or as to subsequent breach or default by Master Franchisee. Subsequent acceptance by Power Smoothie of any payment or partial payment from Master Franchisee shall not be deemed to be a waiver by Power Smoothie of any breach by Master Franchisee of any terms, provisions, covenants, or conditions of this Agreement.

Power Smoothie Café Franchising, Inc.

20.9        (a)        EXCEPT WITH RESPECT TO MASTER FRANCHISEE’S OBLIGATION TO INDEMNIFY POWER SMOOTHIE HEREIN, AND CLAIMS POWER SMOOTHIE BRINGS AGAINST MASTER FRANCHISEE FOR MASTER FRANCHISEE’S UNAUTHORIZED USE OF THE MARKS, THE SYSTEM OR UNAUTHORIZED USE OR DISCLOSURE OF ANY CONFIDENTIAL INFORMATION, POWER SMOOTHIE AND MASTER FRANCHISEE WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER AND AGREE THAT, IN THE EVENT OF A DISPUTE BETWEEN THEM, THE PARTY MAKING A CLAIM SHALL BE LIMITED TO EQUITABLE RELIEF AND RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS. THESE WAIVERS PERTAIN TO MASTER FRANCHISEE’S ENTIRE LEGAL RELATIONSHIP WITH POWER SMOOTHIE, INCLUDING, BUT NOT LIMITED TO, THIS AGREEMENT AND ALL COLLATERAL DOCUMENTS, ATTACHMENTS AND ADDENDUMS.

(b)       MASTER FRANCHISEE AND POWER SMOOTHIE IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER PARTY.

21.	EFFECTIVE DATE; GOVERNMENTAL APPROVALS

21.1     The Effective Date of this Agreement shall be the date of execution of this Agreement by Power Smoothie.

21.2     Master Franchisee shall obtain all approvals, consents, permits and licenses necessary to enter into, make enforceable the terms of, or to perform under, this Agreement from all governmental, fiscal, and/or other proper authoritieswhich by the applicable laws and regulations of the Territory are necessary.

21.3     In obtaining any such approval, consent, permit or license, Power Smoothie shall assist Master Franchisee, as requested, in responding to any inquiry in writing to any governmental or other proper authority.

21.4     If, at any time during the term of this Agreement, any government or agency thereof should require, directly or indirectly, alteration or modification of any term or condition of this Agreement, or of the performance of the parties hereunder, Power Smoothie agrees to use its best efforts to comply with such request.

Power Smoothie Café Franchising, Inc.

IN WITNESS WHEREOF the parties hereto have duly executed and delivered this Agreement on the day and year first above written.

RJC ENTERPRISES, INC.:

Date	2/7/06	By:	/s/ Robert Cullen
Robert Cullen

Its:	Vice President

Date	2/7/06	By:	/s/ Janie Cullen
Janie Cullen

Its:	President

POWER SMOOTHIE CAFÉ

FRANCHISING, INC.:

Date	2/7/06	By:	/s/ William Cullen
William Cullen
Its:	President

Power Smoothie Café Franchising, Inc.

EXHIBIT A

TERRITORY

The State of Florida

Power Smoothie Café Franchising, Inc.

EXHIBIT B

MINIMUM DEVELOPMENT OBLIGATIONS

PERIOD ENDING	MINIMUM NUMBER OF RESTAURANTS IN OPERATION	TOTAL MINIMUM RESTAURANTS TO BE OPENED DURING PERIOD	MINIMUM TOTAL SUB-FRANCHISED RESTAURANTS TO BE OPENED	MINIMUM TOTAL TO BE OPENED BY MASTER FRANCHISEE
December 31, 2006	12	0	0	1
December 31, 2007	13	1	1	0
December 31, 2008	14	2	1	0
December 31, 2009	16	2	1	0
December 31, 2010	18	3	1	0
December 31, 2011	21	3	1	0
December 31, 2012	24	3	1	0
December 31, 2013	27	3	1	0
December 31, 2014	30	3	1	0
December 31, 2015	33	3	1	0

Power Smoothie Café Franchising, Inc.

EXHIBIT C

EXISTING FRANCHISES

Unit #	Unit Name	First	Last Name	Address	City	State	Zip
1	East Boca	Lisa	Bongo	180 S. Federal Highway	Boca Raton	Fl	33432
2	LA-Ft Lauderdale	Ken	Walters	3825 N. Federal Highway	Ft. Lauderdale	Fl	33334
3	West Palm Beach	Jerry	Pasquale	330 Clematis Street #119	West Palm Beach	Fl	33401
4	LA-Wellington	Mike	Corraggio	10180 Forest Hill Blvd	West Palm Beach	Fl	33409
5	LA-Kendall	Mike	Corraggio	8555 SW 124th Ave	Miami	Fl	33183
6	LA-Miami Gardens	Mike	Corraggio	1590 NE Miami Gardens Dr	Miami	Fl	33179
7	LA-Waterford	George	Marcotte	815 Alafaya Trail	Orlando	Fl	32828
8	Deerfield Beach	Mike	Roberts	2009 NE 2nd Street	Deerfield Beach	Fl	33334
9	LA-Palm Beach	Brian	Van Brock	3176 Northlake Blvd	Palm Beach Gardens	Fl	33409
10	LA-East Colonial	Janet	Rodriguez	2995 E. Colonial Drive	Orlando	Fl	32803
11	LA-Hunters Creek	Ingred	Pichardo	12700 South Orange Blossom Tr	Orlando	Fl	32809
12	LA-Oviedo	Althea	James	112 W. Mitchell Hammock Rd.	Orlando	Fl	32765